Kuzmich v 50 Murray St. Acquisition LLC
2018 NY Slip Op 00336
Decided on January 18, 2018
Appellate Division, First Department
Published by New York State Law Reporting Bureau pursuant to Judiciary Law § 431.
This opinion is uncorrected and subject to revision before publication in the Official Reports.

Decided on January 18, 2018
Acosta, P.J., Sweeny, Gische, Andrias, JJ.

5479 155266/16

[*1]John Kuzmich, et al., Plaintiffs-Respondents,

v

50 Murray Street Acquisition LLC, Defendant-Appellant. The Real Estate Board of New York and The Public Advocate for the City of New York, Amici Curiae.

Holwell Shuster & Goldberg, LLP, New York (James M. McGuire of counsel), for appellant.

Himmelstein, McConnell, Gribben, Donoghue & Joseph LLP, New York (Serge Joseph of counsel), for respondents.

Rosenberg & Estis, P.C., New York (Alexander Lycoyannis of counsel), for the Real Estate Board of New York, amicus curiae.

Letitia James, Public Advocate for the City of New York, New York (Molly Thomas-Jensen of counsel), for the Public Advocate for the City of New York, amicus curiae.

Order, Supreme Court, New York County (Carol R. Edmead, J.), entered July 3, 2017, which, among other things, denied defendant's motion for summary judgment, granted plaintiffs' cross motion for partial summary judgment, declared that plaintiffs' apartments are subject to rent stabilization, and ordered that a special referee be designated to hear and determine the amount of overcharges and the amount of attorneys' fees and costs incurred by plaintiffs in litigating this action, unanimously reversed, on the law, without costs, plaintiffs' cross motion denied, defendant's motion for summary judgment granted to the extent of declaring that plaintiffs' apartments were properly deregulated and are not subject to rent stabilization, the orders regarding the special referee vacated, and the matter remanded for further proceedings.

Except for condominiums and cooperatives, dwellings in buildings that receive tax benefits pursuant to Real Property Tax Law § 421-g are subject to rent stabilization for the entire period the building is receiving 421-g benefits (Real Property Tax Law § 421-g[6]). However, 421-g buildings are subject to the luxury vacancy decontrol provisions of Rent Stabilization Law of 1969 [Administrative Code of City of NY] § 26-504.2(a), unlike buildings that receive tax benefits pursuant to Real Property Tax Law §§ 421-a and 489.

Real Property Tax Law § 421-g does not create another exemption to Rent Stabilization Law § 26-504.2(a). Supreme Court essentially interpreted Real Property Tax Law § 421-g(6)'s prefatory phrase "Notwithstanding the provisions of any local law for [rent stabilization]" to mean "Notwithstanding [the luxury decontrol] provisions of any local law." However, "[a] statute or legislative act is to be construed as a whole, and all parts of an act are to be read and construed together to determine the legislative intent" (*New York State Psychiatric Assn., Inc. v New York State Dept. of Health*, 19 NY3d 17, 23—24 [2012] [internal quotation marks omitted]). Accordingly, the prefatory phrase, which also appears identically in RPTL 421-a(2)(f), must be read in tandem with the coverage clause of that section. The prefatory phrase and the coverage clause were both necessary to extend rent stabilization to certain dwellings in buildings receiving 421-g benefits.

As plaintiffs point out, if 421-g buildings are subject to luxury vacancy decontrol, then most, if not all, apartments in buildings receiving 421-g benefits would, in fact, never be rent-stabilized, because the initial monthly rents of virtually all such apartments were set, as here, at or above the deregulation threshold. Although courts should construe statutes to avoid "objectionable, unreasonable or absurd consequences" (*Long v State of New York*, 7 NY3d

269, 273 [2006]), the legislative history in this case demonstrates that the legislature was aware of such consequences during debate on the bill that enacted Real Property Tax Law § 421-g.

Plaintiffs also argue that a dwelling in a building receiving 421-g benefits cannot be deregulated upon the setting of the initial rent at or above the deregulation threshold. They contend that a rent-stabilized dwelling cannot be deregulated unless it is first registered as a rent-stabilized apartment. However, this Court recently rejected this contention in *Matter of Park v New York State Div. of Hous. & Community Renewal* (150 AD3d 105, 113 [1st Dept 2017], *lv dismissed* 30 NY3d 961 [2017]).

We have considered plaintiffs' remaining arguments and find them unavailing.

THIS CONSTITUTES THE DECISION AND ORDER

OF THE SUPREME COURT, APPELLATE DIVISION, FIRST DEPARTMENT.

ENTERED: JANUARY 18, 2018

CLERK